Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	Martha Fleming
Fidelity Southern Corporation
(404) 240-1504
FIDELITY SOUTHERN CORPORATION RECEIVES $48.2 MILLION
FROM U.S. TREASURY
     Atlanta, GA (December 19, 2008) — Fidelity Southern Corporation (NASDAQ: LION), the holding company for Fidelity Bank, today announced that it has received $48.2 million from the U.S. Treasury through the sale of 48,200 shares of the Company’s authorized Fixed Rate Cumulative Perpetual Preferred Stock, Series A, as part of the federal government’s TARP Capital Purchase Program.
     “We are pleased to have been approved to participate in this voluntary program implemented for healthy financial institutions,” said President H. Palmer Proctor, Jr. He also stated that, “Since the Bank already exceeds well capitalized regulatory guidelines, the loan proceeds will be utilized to increase our lending capacity, improve our ability to work with troubled borrowers, and support the Bank’s broader strategic growth and community service initiatives.”
     Fidelity Southern Corporation, through its operating subsidiaries Fidelity Bank and LionMark Insurance Company, provides banking services and credit-related insurance products through 23 branches in Atlanta, Georgia, a branch in Jacksonville, Florida, and an insurance office in Atlanta, Georgia. SBA loans are provided through employees located throughout the Southeast. For additional information about Fidelity’s products and services, please visit the website at www.FidelitySouthern.com.

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